Exhibit 10.1

MASTER LEASE AGREEMENT

dated as of 10/26/04 (“Agreement”)

     THIS AGREEMENT is between General Electric Capital Corporation (together with its successors and assigns, if any, “Lessor”) and Alexa Springs, Inc. (“Lessee”). Lessor has an office at 16479 Dallas Parkway #300, Addison, TX 75001-2512. Lessee is a corporation organized and existing under the laws of the state of Texas. Lessee’s mailing address and chief place of business is 652 Southwestern Blvd., Coppell, Texas 75019. This Agreement contains the general terms that apply to the leasing of Equipment from Lessor to Lessee. Additional terms that apply to the Equipment (term, rent, options, etc.) shall be contained on a schedule (“Schedule”).

1. LEASING:

     (a) Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment and the property (“Equipment”) described in any Schedule signed by both parties.

     (b) Lessor shall purchase Equipment from the manufacturer or supplier (“Supplier”) and lease it to Lessee if on or before the Last Delivery Date Lessor receives (i) a Schedule for the Equipment, (ii) evidence of insurance which complies with the requirements of Section 9, and (iii) such other documents as Lessor may reasonably request. Each of the documents required above must be in form and substance satisfactory to Lessor. Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from the Supplier. Once the Schedule is signed, the Lessee may not cancel the Schedule.

2. TERM, RENT AND PAYMENT:

     (a) The rent payable for the Equipment and Lessee’s right to use the Equipment shall begin on the earlier of (i) the date when the Lessee signs the Schedule and accepts the Equipment or (ii) when Lessee has accepted the Equipment under a Certificate of Acceptance (“Lease Commencement Date”). The term of this Agreement shall be the period specified in the applicable Schedule. The word “term” shall include all basic and any renewal terms.

     (b) Lessee shall pay rent to Lessor at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount set forth in, and due as stated in the applicable Schedule. If any Advance Rent (as stated in the Schedule) is payable, it shall be due when the Lessee signs the Schedule. Advance Rent shall be applied to the first rent payment and the balance, if any, to the final rent payment(s) under such Schedule. In no event shall any Advance Rent or any other rent payments be refunded to Lessee. If rent is not paid within ten (10) days of its due date, Lessee agrees to pay a late charge of two cents ($.02) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any.

3. RENT ADJUSTMENT:

     (a) If, solely as a result of Congressional enactment of any law (including, without limitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as amended, (“Code”)), the maximum effective corporate income tax rate (exclusive of any minimum tax rate) for calendar-year taxpayers (“Effective Rate”) is higher than thirty-five percent (35%) for any year during the lease term, then Lessor shall have the right to increase such rent payments by requiring payment of a single additional sum, unless such sum exceeds $5,000, and then Lessee shall pay $5,000 per rent payment until paid in full. The additional sum shall be equal to the product of (i) the Effective Rate (expressed as a decimal) for such year less .35 (or, in the event that any adjustment has been made hereunder for any previous year, the Effective Rate (expressed as a decimal) used in calculating the next previous adjustment) times (ii) the adjusted Termination Value (defined below), divided by (iii) the difference between the new Effective Rate (expressed as a decimal) and one (1). The adjusted Termination Value shall be the Termination Value (calculated as of the first rent due in the year for which the adjustment is being made) minus the Tax Benefits that would be allowable under Section 168 of the Code (as of the first day of the year for which such adjustment is being made and all future years of the lease term). The Termination Values and Tax Benefits are defined on the Schedule. Lessee shall pay to Lessor the full amount of the additional rent payment on the later of (i) receipt of notice or (ii) the first day of the year for which such adjustment is being made.

     (b) Lessee’s obligations under this Section 3 shall survive any expiration or termination of this Agreement.

4. TAXES:

     (a) If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee by any governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively “Taxes”). Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lessor except as provided in Sections 3 and 14(c). Lessee shall promptly reimburse Lessor (on an after tax basis) for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Equipment on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee’s payment of Taxes upon request.

     (b) Lessee’s obligations, and Lessor’s rights and privileges, contained in this Section 4 shall survive the expiration or other termination of this Agreement.

5. REPORTS:

     (a) If any tax or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within ten (10) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

     (b) If Lessee ceases to file its financials with the SEC, as part of the consolidated reporting of a public company or as a public company, Lessee will deliver to Lessor, Lessee’s complete financial statements, certified by a recognized firm of certified public accountants within ninety (90) days of the close of each fiscal year of Lessee. Lessee will deliver to Lessor copies of Lessee’s quarterly financial report certified by the chief financial officer of Lessee, within ninety (90) days of the close of each fiscal quarter of Lessee. Lessee will deliver to Lessor all Forms 10-K and 10-Q, if any, filed with the Securities and Exchange Commission within thirty (30) days after the date on which they are filed.

     (c) Lessor may inspect any Equipment during normal business hours after giving Lessee reasonable prior notice.

     (d) Lessee will keep the Equipment at the Equipment Location (specified in the applicable Schedule) and will give Lessor prior written notice of any relocation of Equipment. If Lessor asks, Lessee will promptly notify Lessor in writing of the location of any Equipment.

     (e) If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or ten thousand and 00/100 dollars ($10,000)), or is otherwise involved in an accident causing personal injury or property damage, Lessee will promptly and fully report the event to Lessor in writing.

     (f) Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no default or event which with notice or lapse of time (or both) would become such a default within thirty (30) days after any request by Lessor.

     (g) Lessee will promptly notify Lessor of any change in Lessee’s state of incorporation or organization.

6. DELIVERY, USE AND OPERATION:

     (a) All Equipment shall be shipped directly from the Supplier to Lessee.

     (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable laws, regulations and insurance policies and Lessee shall not discontinue use of the Equipment.

     (c) Lessee will not move any equipment from the location specified on the Schedule, without the prior written consent of Lessor.

     (d) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those which result from acts of Lessor.

     (e) Lessor shall not disturb Lessee’s quiet enjoyment of the Equipment during the term of the Agreement unless a default has occurred and is continuing under this Agreement.

7. MAINTENANCE:

     (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order and repair, normal wear and tear excepted. The Lessee shall also maintain the Equipment in accordance with manufacturer’s recommendations. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the term of this Agreement. If Lessor requests, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessor. The tags or labels shall be placed in a prominent position on each unit of Equipment.

     (b) Lessee will not attach or install anything on any Equipment that will impair the originally intended function or use of such Equipment without the prior written consent of Lessor. All additions, parts, supplies, accessories, and equipment (“Additions”) furnished or attached to any Equipment that are not readily removable shall become the property of Lessor. All Additions shall be made only in compliance with applicable law. Lessee will not attach or install any Equipment to or in any other personal or real property without the prior written consent of Lessor.

8. STIPULATED LOSS VALUE: If for any reason any unit of Equipment becomes worn out, lost, stolen, destroyed, irreparably damaged or unusable (“Casualty Occurrences”) Lessee shall promptly and fully notify Lessor in writing. Lessee shall pay Lessor the sum of (i) the Stipulated Loss Value (see Schedule) of the affected unit determined as of the rent payment date prior to the Casualty Occurrence; and (ii) all rent and other amounts which are then due under this Agreement on the Payment Date (defined below) for the affected unit. The Payment Date shall be the next rent payment date after the Casualty Occurrence. Upon Payment of all sums due hereunder, the term of this lease as to such unit shall terminate.

9. INSURANCE:

     (a) Lessee shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

     (b) Lessee agrees, at its own expense, to keep all Equipment insured for such amounts and against such hazards as Lessor may reasonably require. All such policies shall be with companies, and on terms, reasonably satisfactory to Lessor. The insurance shall include coverage for damage to or loss of the Equipment, liability for personal injuries, death or property damage. Lessor shall be named as additional insured with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. The insurance shall provide for liability coverage in an amount equal to at least ONE MILLION U.S. DOLLARS ($1,000,000.00) total liability per occurrence, unless otherwise stated in any Schedule. The casualty/property damage coverage shall be in an amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment. No insurance shall be subject to any co-insurance clause. The insurance policies shall provide that the insurance may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor.

     (c) Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lessor shall not act as Lessee’s attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee will not make adjustments with insurers except with respect to claims for damage to any unit of Equipment where the repair costs are less than the lesser of ten percent (10%) of the original Equipment cost or ten thousand and 00/100 dollars ($10,000). Lessor shall apply proceeds of insurance, first to (i) repair or replace Equipment or any portion thereof, then to (ii) satisfy any obligation of Lessee to Lessor under this Agreement.

10. RETURN OF EQUIPMENT:

     (a) At the expiration or termination of this Agreement or any Schedule, Lessee shall perform any testing and repairs required to place the units of Equipment in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order for the original intended purpose of the Equipment. If required the units of Equipment shall be deinstalled, disassembled and crated by an authorized manufacturer’s representative or such other service person as is reasonably satisfactory to Lessor. Lessee shall remove installed markings that are not necessary for the operation, maintenance or repair of the Equipment. All Equipment will be cleaned, cosmetically acceptable, and in such condition as to be immediately installed into use in a similar environment for which the Equipment was originally intended to be used. All waste material and fluid must be removed from the Equipment and disposed of in accordance with then current waste disposal laws. Lessee shall return the units of Equipment to a location within the continental United States as Lessor shall direct by written notice 30 days prior to termination date. Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment. The transit insurance must name Lessor as the loss payee. The Lessee shall pay for all costs to comply with this section (a).

     (b) Until Lessee has fully complied with the requirements of Section 10(a) above, Lessee’s rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate the Lessee’s right to use the Equipment upon ten (10) days notice to Lessee.

     (c) Lessee shall provide to Lessor a detailed inventory of all components of the Equipment including model and serial numbers with notice of termination of the Lease. Lessee shall provide an up-to-date copy of all other documentation pertaining to the Equipment, all service manuals, blue prints, process flow diagrams, operating manuals, inventory and maintenance records with the equipment when it is returned to Lessor.

     (d) Lessee shall make the Equipment and its records available for on-site operational inspections by potential purchasers at least one hundred twenty (120) days prior to and continuing up to lease termination. Lessor shall provide Lessee with reasonable written notice prior to any inspection. Lessee shall provide reasonable and available personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.

11. DEFAULT AND REMEDIES:

     (a) Lessor may declare this Agreement in default if: (i) Lessee breaches its obligation to pay rent or any other sum when due and fails to cure the breach within ten (10) days; (ii) Lessee breaches any of its insurance obligations under Section 9; (iii) Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice from Lessor; (iv) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; (v) Lessee or any guarantor or other obligor for the Lessee’s obligations hereunder (“Guarantor”) becomes insolvent or ceases to do business as a going concern; (vi) any Equipment is illegally used; (vii) if Lessee or any Guarantor is a natural person, any death or incompetency of Lessee or such Guarantor; (viii) a petition is filed by or against Lessee or any Guarantor under any bankruptcy or insolvency laws and in the event of an involuntary petition, the petition is not dismissed within forty-five (45) days of the filing date; (ix) any Guarantor revokes or attempts to revoke its guaranty or fails to observe or perform any covenant, condition or agreement to be performed under any guaranty or other related document to which it is a party; or (x) Lessee defaults under any other material obligation for (A) borrowed money, (B) the deferred purchase price of property, or (C) payments due under lease agreements. The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

     (b) After a default, at the request of Lessor, Lessee shall comply with the provisions of Section 10(a). Lessee hereby authorizes Lessor to peacefully enter any premises where any Equipment may be and take possession of the Equipment. Lessee shall immediately pay to Lessor without further demand as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated as of the rent payment date prior to the declaration of default), and all rents and other sums then due under this Agreement and all Schedules. Lessor may terminate this Agreement as to any or all of the Equipment. A termination shall occur only upon written notice by Lessor to Lessee and only as to the units of Equipment specified in any such notice. Lessor may, but shall not be required to, sell

Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale. Lessor may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment. Lessor may use Lessee’s premises for a period of sixty (60) days for any or all of the purposes stated above without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (i) to pay all of Lessor’s costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; then (iii) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (iv) any surplus shall be retained by Lessor. Lessee shall immediately pay any deficiency in (i) and (ii) above .

     (c) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of the manner and place of any advertising of the sale. Lessee shall pay Lessor’s actual attorney’s fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

12. ASSIGNMENT: LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR. Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

13. NET LEASE: Lessee is unconditionally obligated to pay all rent and other amounts due for the entire lease term no matter what happens, even if the Equipment is damaged or destroyed, if it is defective or if Lessee no longer can use it. Lessee is not entitled to reduce or set-off against rent or other amounts due to Lessor or to anyone to whom Lessor assigns this Agreement or any Schedule whether Lessee’s claim arises out of this Agreement, any Schedule, any statement by Lessor, Lessor’s liability or any manufacturer’s liability, strict liability, negligence or otherwise.

14. INDEMNIFICATION:

     (a) Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to the Equipment or this Agreement, except to the extent the losses, damages, penalties, injuries, claims, actions, suits or expenses result from Lessor’s gross negligence or willful misconduct (“Claims”). This indemnity shall include, but is not limited to, Lessor’s strict liability in tort and Claims, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

     (b) Lessee hereby represents, warrants and covenants that (i) on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule (“Tax Benefits”) in the hands of Lessor, and (ii) at no time during the term of this Agreement will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or by this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

     (c) If as a result of a breach of any representation, warranty or covenant of the Lessee contained in this Agreement or any Schedule (i) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or (ii) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any Tax Benefit is recalculated or recaptured (any determination, disallowance, adjustment, recalculation or recapture being a “Loss”), then Lessee shall pay to Lessor, as an indemnity and as additional rent, an amount that shall, in the reasonable opinion of Lessor, cause Lessor’s after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand, unless the amount exceeds $5,000 and then Lessee shall pay $5,000 a month with the rental payments until paid in full, accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, including tax rates as were used by Lessor in originally evaluating the transaction (“Net Economic Return”). If an adjustment has been made under Section 3 then the Effective Rate used in the next preceding adjustment shall be substituted.

     (d) All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor’s rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

15. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION,

SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following; (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Equipment, or any other circumstance in connection with the Equipment; (ii) the use, operation or performance of any Equipment or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the term of this Agreement to assert and enforce whatever claims and rights Lessor may have against any Supplier of the Equipment at Lessee’s sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear.

16. REPRESENTATIONS AND WARRANTIES OF LESSEE: Lessee makes each of the following representations and warranties to Lessor on the date hereof and on the date of execution of each Schedule.

     (a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the “Documents”). Lessee is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

     (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

     (c) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

     (d) The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee’s organizational documents; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

     (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which if decided against Lessee will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

     (f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

     (g) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statement, there has been no material adverse change.

     (h) Lessee’s exact legal name is as set forth in the first sentence of this Agreement and Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation or organization (specified in the first sentence of this Agreement).

     (i) The Equipment will at all times be used for commercial or business purposes.

     (j) Lessee is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

17. EARLY TERMINATION:

     (a) On or after the First Termination Date (specified in the applicable Schedule), Lessee may, so long as no default exists hereunder, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule as of a rent payment date (“Termination Date”). Lessee must give Lessor at least ninety (90) days prior written notice of the termination.

     (b) Lessee may, and Lessor may, solicit cash bids for the Equipment on an AS IS, WHERE IS BASIS without recourse to or warranty from Lessor, express or implied (“AS IS BASIS”). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (A) the Termination Value (calculated as of the rent due on the Termination Date) for the Equipment, and (B) all rent and other sums due and unpaid as of the Termination Date.

     (c) If all amounts due hereunder have been paid on the Termination Date and Lessee does not elect to purchase the equipment, Lessor shall (i) sell the Equipment on an AS IS BASIS for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

     (d) Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Equipment. In that event, on the Termination Date Lessee shall (i) return the Equipment (in accordance with Section 10) and (ii) pay to Lessor all amounts required under Section 17(b) less the amount of the highest bid certified by Lessee to Lessor.

18. PURCHASE OPTION:

     (a) Lessee may at lease expiration purchase all (but not less than all) of the Equipment in any Schedule on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes). Lessee must notify Lessor of its intent to purchase the Equipment in writing at least one hundred eighty (180) days in advance. If Lessee is in default or if the Lease has already been terminated Lessee may not purchase the Equipment.

     (b) “Fair Market Value” shall mean the price that a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm’s-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement. If the Equipment is installed it shall be valued on an installed basis. The costs of removal from current location shall not be a deduction from the value of the Equipment. If Lessor and Lessee are unable to agree on the Fair Market Value at least one hundred thirty-five (135) days before lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value. The independent appraiser’s determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

     (c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after written notice of Fair Market Value is provided to Lessee.

19. MISCELLANEOUS:

     (a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     (b) The Equipment shall remain Lessor’s property unless Lessee purchases the Equipment from Lessor and until such time Lessee shall only have the right to use the Equipment as a lessee. Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor even though it may be attached to real property. The Equipment shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property.

     (c) Time is of the essence of this Agreement. Lessor’s failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor’s right at any other time to demand strict compliance with this Agreement. Lessee agrees, upon Lessor’s request, to execute, or otherwise authenticate, any document, record or instrument necessary or expedient for filing, recording or perfecting the interest of Lessor or to carry out the intent of this Agreement. In addition, Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and adding any other collateral described therein and containing any other information required by the applicable Uniform Commercial Code. Lessee irrevocably grants to Lessor the power to sign Lessee’s name and generally to act on behalf of Lessee to execute and file financing statements and other documents pertaining to any or all of the Equipment with copies of all documents subsequent to filing provided to Lessee. Lessee hereby ratifies its prior authorization for Lessor to file financing statements and amendments thereto describing the Equipment and containing any other information required by any applicable law (including without limitation the Uniform Commercial Code) if filed prior to the date hereof. All notices required to be given hereunder shall be deemed adequately given if sent by overnight deliver service registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have specified in writing. This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

All notices to Lessee shall be sent to
Alexa Springs, Inc.
652 Southwestern Blvd
Coppell, Texas 75019
Attn: Marshall Sorokwasz
cc: Legal

     (d) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five days after the date Lessor sends written notice to Lessee requesting payment. Lessor’s effecting such compliance shall not be a waiver of Lessee’s default.

     (e) Any rent or other amount not paid to Lessor when due shall bear interest, from the due date until paid, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto. Notwithstanding anything to the contrary contained in this Agreement or any Schedule, in no event shall this Agreement or any Schedule require the payment or permit the collection of amounts in excess of the maximum permitted by applicable law.

     (f) Lessee hereby irrevocably authorizes Lessor to adjust the Capitalized Lessors Cost up or down by no more than ten percent (10%) within each Schedule to account for equipment change orders, equipment returns, invoicing errors, and similar matters. Lessee acknowledges and agrees that the rent shall be adjusted as a result of the change in the Capitalized Lessors Cost. Lessor shall send Lessee a written notice stating the final Capitalized Lessors Cost, if it has changed.

     (g) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.

     (h) Any cancellation or termination by Lessor, pursuant to the provisions of this Agreement, any Schedule, supplement or amendment hereto, of the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

     (i) To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked “Original” and all other counterparts shall be marked “Duplicate”.

     (j) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the “Transactions”). Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions or other disclosures required by law, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

     IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:	LESSEE:
General Electric Capital Corporation	Alexa Springs, Inc.

By: /s/ W. Scott Cummins	By: /s/ Marshall Sorokwasz

Name: W. Scott Cummins	Name: Marshall Sorokwasz

Title: Risk Analyst	Title: President

               SLB/CS(R062599) 4158756001 *LEAS8760*

EQUIPMENT SCHEDULE
SCHEDULE NO. 001
DATED THIS 10/26/04
TO MASTER LEASE AGREEMENT
DATED AS OF 10/26/04

Lessor & Mailing Address:	Lessee & Mailing Address:

General Electric Capital Corporation	Alexa Springs, Inc.
16479 Dallas Parkway #300	652 Southwestern Blvd.
Addison, TX 75001-2512	Coppell, TX 75019

This Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above (“Agreement” said Agreement and this Schedule being collectively referred to as “Lease”). This Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A. Equipment: Subject to the terms and conditions of the Lease, Lessor agrees to Lease to Lessee the Equipment described below (the “Equipment”).

Number	Capitalized
of Units	Lessor’s Cost	Manufacturer	Serial Number	Model and Type of Equipment
1	$1,938,290.89

Water bottling line including Priority One depalletizer, s/n 04-291, Sentry bottle conveyor, s/n CP10682, Sentry conveyor control panel, s/n CP10682, Sentry rinser, s/n CP10682, Fogg filler/capper, s/n 763-10-3-04LH, Fogg cap sorter/bulk hopper, s/n 755-21-3-04RH, Industrial Dynamics bottle inspector, s/n 116958, Langguth labeler, s/n 2004-913, Markem SmartLase 110 laser coder, s/n 131659, Kisters Kayat tray packer, s/n 275-04, Kisters Kayat tray wrapper, s/n 122-04, Sentry case conveyor, s/n CP10682, Diagraph case coder, s/n IJ42801509, Columbia case palletizer, s/n 0406-6328-2372, Wulftec pallet wrapper, s/n 14614-1-0604, Santa Rosa 30,000 gallon-storage tank, s/n M043774, UV Systems storage tank positive air filter, s/n 04-07-1186-01, Pacific Ozone ozone generator, s/n 8/4/3873, Pacific Ozone ozone destruct, s/n 798-6-4, Aquafine UV disinfectant filter, s/n LS04029-E-DSE, Ingersoll Rand air compressor (60 HP), s/n CA2740U04125, Ingersoll Rand air dryer, s/n DB00000322-070904
Equipment immediately listed above is located at: 1055 Owley Rd., Mount Ida, Montgomery County, AR 71957

B.	Financial Terms

1.	Advance Rent (if any): $ 26,125.00	5.	Basic Term Commencement Date: November 10, 2004

2.	Capitalized Lessor’s Cost: $ 1,938,290.89	6.	Lessee Federal Tax ID No.: 861110268

3.	Basic Term (No. of Months): 84 Months.	7.	Last Delivery Date: November 10, 2004

4.	Basic Term Lease Rate Factor: 0.01347837	8.	Daily Lease Rate Factor: 0.00044928

9.	First Termination Date: Twelve (12) months after the Basic Term Commencement Date.

10.	Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date (“Interim Period”), Lessee shall pay as rent (“Interim Rent”) for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor’s Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on November 9, 2004.

11.	Basic Term Rent. Commencing on November 10, 2004 and on the same day of each month thereafter (each, a “Rent Payment Date”) during the Basic Term, Lessee shall pay as rent (“Basic Term Rent”) the product of the Basic Term Lease Rate Factor times the Capitalized Lessor’s Cost of all Equipment on this Schedule.

C.	Tax Benefits Depreciation Deductions:

          1. Depreciation method is the 200 % declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance, taking into account the 30% or 50% special depreciation allowance and basis adjustment under Section 168(k)(1) of the Code, whichever is applicable.

          2. Recovery Period: 7 years.

          3. Basis: 100 % of the Capitalized Lessor’s Cost.

D.	Property Tax

APPLICABLE TO EQUIPMENT LOCATED IN AR: Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

E.	Article 2A Notice

IN ACCORDANCE WITH THE REQUIREMENTS OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE APPLICABLE STATE, LESSOR HEREBY MAKES THE FOLLOWING DISCLOSURES TO LESSEE PRIOR TO EXECUTION OF THE LEASE, (A) THE PERSON(S) SUPPLYING THE EQUIPMENT IS Various — listed in the collateral description (THE “SUPPLIER(S)”), (B) LESSEE IS ENTITLED TO THE PROMISES AND WARRANTIES, INCLUDING THOSE OF ANY THIRD PARTY, PROVIDED TO THE LESSOR BY SUPPLIER(S), WHICH IS SUPPLYING THE EQUIPMENT IN CONNECTION WITH OR AS PART OF THE CONTRACT BY WHICH LESSOR ACQUIRED THE EQUIPMENT AND (C) WITH RESPECT TO SUCH EQUIPMENT, LESSEE MAY COMMUNICATE WITH SUPPLIER(S) AND RECEIVE AN ACCURATE AND COMPLETE STATEMENT OF SUCH PROMISES AND WARRANTIES, INCLUDING ANY DISCLAIMERS AND LIMITATIONS OF THEM OR OF REMEDIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE IN ARTICLE 2A AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY LIMIT OR MODIFY ANY OF LESSOR’S RIGHTS OR REMEDIES UNDER THE DEFAULT AND REMEDIES SECTION OF THE AGREEMENT.

F.	Stipulated Loss and Termination Value Table*

	Termination	Stipulated		Termination	Stipulated
Rental	Value	Loss Value		Value	Loss Value
Basic	Percentage	Percentage	Rental	Percentage	Percentage
1	0.00	107.850	43	66.058	69.637
2	0.00	107.081	44	64.965	68.627
3	0.00	106.260	45	63.867	67.614
4	0.00	105.434	46	62.763	66.594
5	0.00	104.604	47	61.656	65.570
6	0.00	103.769	48	60.544	64.543
7	0.00	102.929	49	59.426	63.508
8	0.00	102.086	50	58.304	62.470
9	0.00	101.238	51	57.178	61.429
10	0.00	100.385	52	56.046	60.380
11	0.00	99.528	53	54.906	59.324

	Termination	Stipulated		Termination	Stipulated
Rental	Value	Loss Value		Value	Loss Value
Basic	Percentage	Percentage	Rental	Percentage	Percentage
12	0.00	98.666	54	53.762	58.264
13	96.736	97.799	55	52.615	57.201
14	95.781	96.927	56	51.464	56.133
15	94.821	96.051	57	50.308	55.062
16	93.855	95.169	58	49.146	53.983
17	92.884	94.282	59	47.979	52.900
18	91.909	93.391	60	46.808	51.813
19	90.930	92.496	61	45.630	50.719
20	89.948	91.597	62	44.448	49.621
21	88.961	90.694	63	43.262	48.519
22	87.968	89.786	64	42.069	47.409
23	86.972	88.873	65	40.868	46.292
24	85.971	87.957	66	39.662	45.171
25	84.965	87.034	67	38.453	44.045
26	83.954	86.107	68	37.244	42.920
27	82.939	85.176	69	36.033	41.793
28	81.918	84.239	70	34.816	40.660
29	80.892	83.296	71	33.595	39.522
30	79.861	82.350	72	32.368	38.379
31	78.827	81.399	73	31.136	37.231
32	77.789	80.445	74	29.898	36.078
33	76.747	79.487	75	28.655	34.919
34	75.699	78.523	76	27.407	33.755
35	74.647	77.555	77	26.154	32.585
36	73.592	76.584	78	24.895	31.410
37	72.530	75.605	79	23.631	30.230
38	71.464	74.623	80	22.362	29.044
39	70.394	73.637	81	21.087	27.853
40	69.318	72.645	82	19.806	26.657
41	68.235	71.646	83	18.521	25.455
42	67.148	70.643	84	17.229	24.247

* The Stipulated Loss Value or Termination Value for any unit of Equipment shall be the Capitalized Lessor’s Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

G.	Modifications and Additions for This Schedule Only

For purposes of this Schedule only, the Agreement is amended as follows:

1. The INDEMNIFICATION Section subsection (b) of the Lease is hereby amended by deleting the word “and” immediately preceding “(ii)” on the second line thereof and inserting the following at the end thereof:

; (iii) each item of Equipment constitutes “qualified property” pursuant to Section 168(k) of the Internal Revenue Code of 1986, as now and hereafter amended (the “Code”), and is eligible for the additional first-year depreciation deduction equal to (A) thirty percent (30%) or (B) fifty percent (50%) of 100% of the Capitalized Lessor’s Cost of the Equipment contemplated by the Code, whichever is applicable; (iv) the Equipment shall be treated as originally placed in service not earlier than the date of the execution and delivery of this Schedule, or in the event the transaction is a sale-leaseback transaction, Lessee shall not have placed in service the Equipment subject to this Lease at any time prior to three months before the execution and delivery of this Schedule; (v) Lessee has not arranged to purchase, and Lessor is not purchasing the Equipment pursuant to a binding written contract entered into before September 11, 2001, if clause (iii) (A) above applies, or not before May 06, 2003, if clause (iii) (B) above applies, and (vi) each item of Equipment shall be placed in service before January 1, 2005.

2. The LEASING Section subsection (b) of the Lease is hereby deleted in its entirety and the following substituted in its stead:

b) The obligation of Lessor to purchase the Equipment from Lessee and to lease the same to Lessee shall be subject to receipt by Lessor, on or prior to the earlier of the Lease Commencement Date or Last Delivery Date therefor, of each of the following documents in form and substance satisfactory to Lessor: (i) a Schedule for the Equipment (ii) evidence of insurance which complies with the requirements of the INSURANCE Section of the Lease, and (iii) such other documents as Lessor may reasonably request. Once the Schedule is signed, the Lessee may not cancel the Lease.

3. The DELIVERY, USE AND OPERATION Section subsection (a) of the Lease shall be deleted and the following substituted in its stead:

The parties acknowledge that this is a sale/leaseback transaction and the Equipment is in Lessee’s possession as of the Lease Commencement Date.

4. BILL OF SALE

          Lessee, in consideration of the Lessor’s payment of the amount set forth in B 2. above, which includes any applicable sales taxes (which payment Lessee acknowledges), hereby grants, sells, assigns, transfers and delivers to Lessor the Equipment along with whatever claims and rights Seller may have against the manufacturer and/or Supplier of the Equipment, including but not limited to all warranties and representations. At Lessors request Lessee will cause Supplier to deliver to Lessor a written statement wherein the Supplier (i) consents to the assignment to Lessor of whatever claims and rights Lessee may have against the Supplier, (ii) agrees not to retain any security interest, lien or other encumbrance in or upon the Equipment at any time, and to execute such documents as Lessor may request to evidence the release of any such encumbrance, and (iii) represents and warrants to Lessor (x) that Supplier has previously conveyed full title to the Equipment to Lessee, (y) that the Equipment was delivered to Lessee and installation completed, and (z) that the final purchase price of the Equipment (or a specified portion of such purchase price) has been paid by Lessee.

          Lessor is purchasing the Equipment for leasing back to Lessee pursuant to the Lease. Lessee represents and warrants to Lessor that (i) Lessor will acquire by the terms of this Bill of Sale good title to the Equipment free from all liens and encumbrances whatsoever; (ii) Lessee has the right to sell the Equipment; and (iii) the Equipment has been delivered to Lessee in good order and condition, and conforms to the specifications, requirements and standards applicable thereto; and (iv) the equipment has been accurately labeled, consistent with the requirements of 40 CFR part 82 Subpart E, with respect to products manufactured with a controlled (ozone-depleting) substance.

          Lessee agrees to save and hold harmless Lessor from and against any and all federal, state, municipal and local license fees and taxes of any kind or nature, including, without limiting the generality of the foregoing, any and all excise, personal property, use and sales taxes, and from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions and suits resulting therefrom and imposed upon, incurred by or asserted against Lessor as a consequence of the sale of the Equipment to Lessor.

5. ACCEPTANCE

          Pursuant to the provisions of the Lease, as it relates to this Schedule, Lessee hereby certifies and warrants that (i) all Equipment listed above has been delivered and installed (if applicable); (ii) Lessee has inspected the Equipment, and all such testing as it deems necessary has been performed by Lessee, Supplier or the manufacturer; and (iii) Lessee accepts the Equipment for all purposes of the Lease, the purchase documents and all attendant documents.

          Lessee does further certify that as of the date hereof (i) Lessee is not in default under the Lease; (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof and (iii) Lessee has reviewed and approves of the purchase documents for the Equipment, if any.

6. EQUIPMENT SPECIFIC PROVISIONS

See Exhibit I titled Food Processing Return Provisions

7. LEASE TERM OPTIONS

          Early Lease Term Options

               The Lease is hereby amended by adding the following to the end thereof:

               CANCELLATION OPTION:

               (a) So long as no default exists hereunder and expressly provided that all of the terms and conditions of this Provision are fulfilled, Lessee may cancel the Agreement as to all (but not less than all) of the Equipment on this Schedule as of any one of the Cancellation Dates set forth below (each, a “Cancellation Date”) upon at least 90 days prior written notice (the “Notice Date”) to Lessor (which notice shall be irrevocable and shall be sent to the attention of Lessor’s Asset Management Organization, 44 Old Ridgebury Road, Danbury, CT 06810-5105). Such notice shall state the Cancellation Date which shall apply. If all of the terms and conditions of this Provision are not fulfilled, this Lease shall continue in full force and effect and Lessee shall continue to be liable for all obligations thereunder, including, without limitation, the obligation to continue paying rent.

               (b) Prior to the Cancellation Date, Lessee shall

                    (i) pay to Lessor, as additional rent, (A) the Cancellation Value (set forth below for the applicable Cancellation Date) for the Equipment, plus (B) all rent and all other sums due and unpaid as of the Cancellation Date (including, but not limited to, any Rent payment due and payable on the Cancellation Date and any sales taxes and property taxes); and

                    (ii) return the Equipment in full compliance with the RETURN OF EQUIPMENT Section of the Lease, such compliance being independently verified by an independent appraiser selected by Lessor (reasonably acceptable to Lessee) to determine that the Equipment is in such compliance, which determination shall be final, binding and conclusive. Lessee shall bear all costs associated with such appraiser’s determination and such costs, if any, to cause the Equipment to be in full compliance with the RETURN OF EQUIPMENT Section of the Lease on or prior to such Cancellation Date.

               (c) The Cancellation Dates and the applicable Cancellation Values are as set forth below:

November 10, 2009	$533,030.00

               (d) Lessee shall, from the applicable Notice Date through the Cancellation Date,

                    (i) continue to comply with all of the terms and conditions of the Lease, including, but not limited to, Lessee’s obligation to pay rent, and

                    (ii) make the Equipment available to Lessor in such a manner as to allow Lessor to market and demonstrate the Equipment to potential purchasers or lessees from such premises at no cost to Lessor; provided, however, that, subject to Lessor’s right to market and demonstrate the Equipment to potential purchasers or lessees from time to time, Lessee may still use the Equipment until the Cancellation Date.

               (e) Lessee shall, from the applicable Cancellation Date through the earlier of the date the Equipment is sold by Lessor to a third party or 30 days following the Cancellation Date, comply with the following terms and conditions:

                    (i) Continue to provide insurance for the Equipment, at Lessee’s own expense, in compliance with the terms found in the INSURANCE Section of the Lease, and

                    (ii) Make the Equipment available to Lessor and/or allow Lessor to store the Equipment at Lessee’s premises, in such a manner as to allow Lessor to market and demonstrate the Equipment to potential purchasers or lessees from such premises at no cost to Lessor.

               (f) The proceeds of any sale or re-lease of the Equipment after Lessee has exercised its Cancellation Option shall be for the sole benefit of Lessor and Lessee shall have no interest in or any claim upon any of such proceeds.

               The Lease is amended by adding the following thereto:

               EARLY PURCHASE OPTION:

               (a) Provided that the Lease has not been earlier terminated and provided further that Lessee is not in default under the Lease or any other agreement between Lessor and Lessee, Lessee may, UPON AT LEAST 30 DAYS BUT NO MORE THAN 270 DAYS PRIOR WRITTEN NOTICE TO LESSOR OF LESSEE’S IRREVOCABLE ELECTION TO EXERCISE SUCH OPTION, purchase on an AS IS BASIS all (but not less than all) of the Equipment listed and described in this Schedule on any of the rent payment dates (each an “Early Purchase Date”) which is listed below at the price equal to the percent of the Capitalized Lessor’s Cost listed below (each a “FMV Early Option Price”), plus all applicable sales taxes:

# of Months from the Basic     Percent of the

Term Commencement Date         Capitalized Lessor’s Cost

48	fifty six and 50/100 percent (56.50%)

72	twenty eight and 50/100 percent (28.50%)

Lessor and Lessee agree that the FMV Early Option Price is a reasonable prediction of the Fair Market Value (as such term is defined in the PURCHASE OPTION Section subsection (b) of the Lease hereof) of the Equipment at the time the option is exercisable. Lessor and Lessee agree that if Lessee makes any non-severable improvement to the Equipment which increases the value of the Equipment and is not required or permitted by the MAINTENANCE Section or the RETURN OF EQUIPMENT Section of the Lease prior to lease expiration, then at the time of such option being exercised, Lessor and Lessee shall adjust the purchase price to reflect any addition to the price anticipated to result from such improvement. (Each purchase option granted by this subsection shall be referred to herein as an “Early Purchase Option”.)

               (b) If Lessee exercises its Early Purchase Option with respect to the Equipment leased hereunder, then on the Early Purchase Option Date, Lessee shall pay to Lessor any Rent and other sums due and unpaid on the Early Purchase Option Date and Lessee shall pay the FMV Early Option Price, plus all applicable sales taxes, to Lessor in cash.

H.	Payment Authorization

You are hereby irrevocably authorized and directed to deliver and apply the proceeds due under this Schedule as follows:

Company Name	Address	Amount
Alexa Springs, Inc.		$1,938,290.89
Alexa Springs, Inc. — Fee Payable		$85,000.00

Total		$2,023,290.89

     This authorization and direction is given pursuant to the same authority authorizing the above-mentioned financing.

     Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

     IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:	LESSEE:

General Electric Capital Corporation	Alexa Springs, Inc.

By: /s/ W. Scott Cummins	By: /s/ Marshall Sorokwasz

Name: W. Scott Cummins	Name: Marshall Sorokwasz

Title: Risk Analyst	Title: President